Exhibit 107

Calculation of Filing Fee Tables

SCHEDULE 14A

(Form Type)

Newmont Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1 — Transaction Value

	Proposed Maximum Aggregate Value of Transaction(1)	Fee Rate	Amount of Filing Fee(2)
Fees to Be Paid	$14,425,642,086.90	0.0001102	$1,589,705.76
Fees Previously Paid	–		–
Total Transaction Valuation(2)	$14,425,642,086.90
Total Fees Due for Filing			$1,589,705.76
Total Fees Previously Paid			–
Total Fee Offsets			–
Net Fee Due			$1,589,705.76

(1)	Solely for the purpose of calculating the filing fee, the underlying value of the transaction described in the accompanying proxy statement (the “Transaction”) was calculated based on the ordinary shares of Newcrest Mining Limited (the “Newcrest ordinary shares”). The aggregate number of securities to which the Transaction applies is 894,230,732 Newcrest ordinary shares as of August 14, 2023, which consists of (A) 891,608,643 Newcrest ordinary shares held by the public and (B) up to 2,622,089 Newcrest ordinary shares held as treasury shares and reserved for allocation upon vesting of performance rights under Newcrest’s equity incentive plan prior to implementation of the Transaction. The maximum aggregate value was determined based upon the sum of: (A) 891,608,643 Newcrest ordinary shares, multiplied by $16.13, representing the average of the high and low prices reported on the Australian Securities Exchange for such shares on August 18, 2023, as converted to U.S. dollars based on an exchange rate of AUD$1.00 = $0.6413, as announced by the Federal Reserve on August 14, 2023 (the “estimated share consideration”), and (B) 2,622,089 Newcrest ordinary shares, multiplied by the estimated share consideration, such sum representing the as-converted value of the Newcrest ordinary shares to be received by the registrant as the acquiring person. Upon implementation of the Transaction, Newcrest ordinary shares will be transferred to a subsidiary of the registrant in exchange for shares of Newmont common stock, par value $1.60 per share (“Newmont Common Stock”). The estimated maximum aggregate number of shares of Newmont Common Stock issuable upon implementation of the Transaction is 357,692,293 shares, based on the exchange ratio of 0.400 shares of Newmont Common Stock for each Newcrest ordinary share.
(2)	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the transaction value by 0.0001102.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources